Exhibit 99.1

Atlas Technical Consultants Announces Finance and Accounting Organizational Changes

- Appoints David D. Quinn, Sr. as Chief Financial Officer -

- Former CFO Walter Powell to Retain Chief Accounting Officer Role -

Austin, TX (May 12, 2020) – Atlas Technical Consultants, Inc. (Nasdaq: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, engineering, program management and consulting services, announced today changes to their Finance and Accounting Organization. In line with the growth of our recently public company, we are realigning significant roles within our Finance & Accounting team. David D. Quinn, Sr. has been appointed Chief Financial Officer (CFO), effective May 12, 2020. Mr. Quinn is a results driven leader with over 25 years of experience in the construction, engineering and technical Services industries and has served as Atlas’ Executive Vice President of Corporate Affairs since September 2019. Mr. Quinn will succeed Walter Powell, who will relinquish his previous dual roles as CFO & Chief Accounting Officer (CAO) and retain his role as CAO.

“David has demonstrated outstanding leadership and operational expertise during his time serving at Atlas, as well as his prior executive roles” said L. Joe Boyer, Atlas’ Chief Executive Officer. “His financial acumen, industry knowledge and extensive experience at acquisitive companies make him an exceptional fit to deliver a seamless transition in our CFO role. We’re confident in David’s ability to contribute financial and strategic vision to Atlas as we continue to execute our multi-faceted growth strategy.”

Prior to joining Atlas, Mr. Quinn held multiple executive level roles at the Shaw Group and Atkins North America, most recently in Chief Financial Officer and Chief Operating Officer capacities. Mr. Quinn obtained a BA from the University of Massachusetts, an MBA from Norwich University, and an EC in Management and Leadership from the MIT Sloan School of Management.

Mr. Quinn commented, “I am thrilled to continue working with a truly talented group of professionals in my new role. The Company has made impressive strides to establish itself as an industry leader and I look forward to help capitalize on the significant value-enhancing opportunities ahead.”

Mr. Boyer concluded, “Walter has been an invaluable contributor to our success over the years, including leading our journey to become a publicly traded company. I am very pleased that he will continue leading the quality of our financial and SEC reporting team, while continuing to be part of our executive leadership team as Chief Accounting Officer.”

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection engineering and consulting services under the name Atlas Technical Consultants, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With more than 100 offices in 40 states and 3,200+ employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets. For more information, go to https://www.oneatlas.com.

Contacts

Investors

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